Exhibit 9.1

THIS DEED OF CONFIRMATION (“this Deed”) is made this 4th day of December 2024

BETWEEN:

1.	Lim Heng Hai (NRIC No. S7721609Z) of 669C Jurong West Street 64 #12-68 Singapore 643669 (“Party A”); and

2.	Ronald Vong Chin Hua (NRIC No. S8464906F) of 648 Woodlands Ring Road #09-54 Singapore 730648 (“Party B”).

(collectively the “Parties” and each a “Party”).

WHEREAS:

(A)	The parties to this Deed (collectively, the “Parties” and each a “Party”) are the shareholders of Techcreate Solution Private Limited (the “Company”). As at the date hereof, the Company is beneficially owned as to 70.77% by Party A and 11.29% by Party B.

(B)	As at the date hereof, the Company is the sole shareholder of Diginius Pte. Ltd. (“Diginius”) through a transfer of the Parties’ shares in Diginius that was completed on October 30, 2024 (the “Diginius Restructuring”). Prior to the Diginius Restructuring, Diginius is beneficially owned as to 51% by the Company, 10% by Party A and 39% by Party B.

(C)	The Parties have been acting in concert with one another in respect of all major affairs concerning the Company and Diginius since they became interested in and possessed voting rights in the Company and Diginius including during the period comprising the financial year ended December 31, 2023 and the financial year ending December 31, 2024.

(D)	The Company is undergoing a corporate reorganization pursuant to which the Company will be indirectly held by TechCreate Group Ltd. (the “Holdco”, together with all subsidiaries of the Holdco, the “Group”).

(E)	The Parties have agreed to execute this Deed to confirm and record the mutual understanding and agreement among the Parties with respect to the development and management of, and the benefits generated or generated from, the business of the Group.

THIS DEED WITNESSES as follows:

1.	The Parties hereby agree, confirm, and ratify that since January 1, 2023 the Parties, whether by themselves or via any corporate vehicles, have been cooperating and acting in concert with one another as a single business venture in respect of all material management matters, voting decisions, and/or business decisions relating to the Company and Diginius required to be approved by shareholders (including but not limited to financial and operation policy, declaration of dividends, annual budget, execution of material contracts and investment, and appointment of directors and senior management relating to the Company and Diginius), and the Parties had first communicated, discussed and come to a unanimous decision in all shareholders’ meetings and had reached the unanimous decision and resolution in accordance with the consensus achieved among them. The Parties had cooperated with each other to obtain and maintain the control and the management of the Group and had been enjoying the economic benefits generated from the businesses and projects of the Group in proportion to their respective shareholdings in the Company and Diginius.

1

2.	The Parties hereby undertake to each other that from the date of this Deed until the termination of this Deed, among other things:

(i)	when exercising their respective voting rights at the shareholders’ meetings of the Holdco, they shall vote, or procure any entities or proxies which were entitled to vote at the shareholders’ meetings to vote, as the case may be, unanimously in accordance with the consensus achieved among the Parties;

(ii)	prior to voting on any resolutions in the shareholders’ meetings and board meetings of the Holdco, each Party will discuss the relevant matters with one another with a view to reaching consensus and a unanimous vote;

(iii)	they shall manage and control the Group on a collective basis and make collective decisions in respect of the financial and operating policies of the Group;

(iv)	they shall centralise the ultimate control and right to make final decisions with respect to their interests in the businesses and projects of the Group;

(v)	they shall operate the Group as a single business venture;

(vi)	they shall continue to enjoy the economic benefits generated, including but not limited to dividends declared, from the businesses and projects of the Group in the Holdco; and

(vii)	they will not do any act or exercise any of their voting power (which may be available to them from time to time) in contravention of their obligations under this Deed or in violation of any consensus reached in accordance with this Deed.

3.	The Parties agree and confirm that all information contained in this Deed is true, accurate, complete without any omission, and not misleading in any aspect.

4.	Subject to the compliance of any applicable regulatory requirements and a minimum period of two (2) years having passed from the date of this Deed, this Deed may be terminated by mutual agreement in writing by the Parties.

5.	Termination of this Deed shall not prejudice the rights to which a Party is entitled to claim against the other Party for any antecedent breach by such other Party and shall not be interpreted as a waiver of such rights.

2

6.	Any variation of or amendment to this Deed shall be made in writing upon the consensus of all Parties.

7.	If any provision of this Deed is adjudicated to be void or unenforceable, it shall be deemed to be severed from this Deed and the remaining provisions in this Deed shall continue to be in full force and effect.

8.	This Deed shall be binding upon the successors and permitted assignees of the Parties.

9.	The Contracts (Rights of Third Parties) Act 2001 of Singapore, shall not under any circumstances apply to this Deed and any person who is not a party to this Deed (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to, or identified in this Deed) shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore, to enforce this Deed.

10.	Each of the Parties confirms that it has received independent legal advice relating to all the matters provided for in this Deed and agrees that the provisions of this Deed are fair and reasonable.

11.	This Deed may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart shall constitute an original of this Deed, but all counterparts shall together constitute one and the same instrument.

12.	This Deed is governed by and shall be construed in accordance with the laws of Singapore. Each Party hereby irrevocably and unconditionally submits to the non- exclusive jurisdiction of the courts of Singapore.

[Signature page follows]

3

IN WITNESS WHEREOF this Deed has been signed, sealed and delivered by the Parties hereto on the day and year first written above.

SIGNED, SEALED and DELIVERED as a deed	)
by Lim Heng Hai	)
in the presence of:-)
)
/s/ Lau Ngie Vei	)
Signature of witness
Name:Lau Ngie Vei

4

SIGNED, SEALED and DELIVERED as a deed	)
by Ronald Vong Chin Hua	)
in the presence of:-)
)
/s/ Lau Ngie Vei	)
Signature of witness
Name:Lau Ngie Vei

5